Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-212885 of New Amethyst Corp. on Form S-4 of our reports dated February 25, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of AmSurg Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

October 7, 2016